UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2010

Prime Estates & Developments, Inc.

(Name of registrant in our charter)

Nevada	6552	27 0611758

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

4709 West Golf Rd, Suite 425, Skokie, Illinois	60076

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  224-489-2392

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.  Entry into a Material Definitive Agreement.

A Joint Venture Agreement ("Agreement") was made and entered into as of this 12 day of July, 2010 by and between Madison Realty Advisors, LLC ("Madison") and Prime Estates and Developments, Inc. ("Prime").  The principal provisions of the Agreement are as follows:

1.           Services to be Provided by Madison. Madison will actively seek commercial real estate properties for acquisition. In connection therewith, Madison will negotiate the acquisition, perform due diligence on the properties, arrange financing and close the properties. Then perform property management, asset management and be responsible for the ultimate disposition of the properties. All property acquisitions shall be subject to the approval of Prime. Madison hereby agrees that it will cause Langendoen and other key Madison managers to spend a majority of their time on the business of this joint venture provided that Prime has significant capital to invest and is active in the commercial real estate business. The Madison managers will do the work they deem necessary to do in order to promote the business of the joint venture. Madison will provide reasonable reports and attend meetings to conduct the business of this joint venture.

2.           Support to be Provided by Prime.

a.           Prime & Madison agree that all the costs of the services provided by Madison will be determined on a property by property case. All fees and expenses will be charged on every property that the two parties will agree to acquire, lease, manage, sell, etc. Both parties agree that there are no fees, costs, and/or any type of expenses that oblige the two parties with this agreement.

b.           Each property acquired will be in the form of a separate special purpose entity jointly owned between Prime and Madison and or their assigns.  Additional, each property will be controlled by an agreement that comprehensively delineates each party’s responsibilities, rights and obligations.  This agreement will address, but not be limited to capital reserves, income deficiencies, property management, financial accounting and the distribution of profits from net operating income and resale.

c.           In terms of profit distributions, in general, Prime will receive a preferred rate of return that will be determined on a property by property case.  The net profit from resale will be split between the parties, with a percentage rate that will be determined on a property by property case, after the repayment of the equity invested by Prime.

d.           Madison will charge market rate fees for its services which can include brokerage/acquisition commissions, financing fees, property management fees and asset management fees. Once Prime is funded and the work load is established then Madison and Prime agree to reevaluate the compensation and cost reimbursements on a good faith basis. Likewise the compensation to Explicit Growth Strategy Consultants, Inc and School Lane Capital Partners, LLC and/or their assigns will be agreed upon by all parties.

3.           Right of First Refusal. Prime shall have the right of first refusal to acquire any properties that Madison may locate provided the property meets Prime’s buying parameters under terms and conditions set forth in the Agreement.

4.           Responsibilities. If Prime elects to purchase a property that Madison recommends then Prime agrees to come up with the required equity to purchase the property. Madison shall be responsible to provide all on and off site supervision of the property management and/or asset management activities and shall be responsible for the day-to-day management of the properties that are acquired. Madison shall provide monthly operating statements and such other financial reports and budgets as are commonly provided for the type and size of properties covered by the property management agreement and/or as may be specifically required under the terms of the management agreement. All major property management, asset management and financial reporting issues ("Major Matters") shall be subject to mutual approval of Madison and Prime.

5.           Term. The term of the Agreement is for a period of one (1) year, and shall be automatically renewed annually unless terminated by either party in writing at least sixty (60) days prior to the then scheduled expiration date of this Agreement; provided, however, either party may terminate the agreement upon not less than 60 days prior written notice of such termination to the other party. Upon the termination of the Agreement, the rights and obligations of the parties hereto shall immediately terminate.

The Agreement is filed as an exhibit to this report and should be referred to in its entirety for a complete description thereof.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Joint Venture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIME ESTATES & DEVELOPMENTS, INC.

Date: July 12, 2010	By:	/s/ Spiros Sinnis
Spiros Sinnis
President